exhibit 4.8

EXECUTION COPY

Amended and Restated Defaulted Receivables
Supplemental Servicing Agreement

between

Bank of America, National Association,
as Servicer

and

BA Credit Card Funding, LLC,
as Transferor

Dated as of October 1, 2014

Table of Contents

-i-

This Amended and Restated Defaulted Receivables Supplemental Servicing Agreement (this "Agreement") is made as of October 1, 2014, between Bank of America, National Association (successor by merger to FIA Card Services, National Association), as Servicer (the "Servicer"), and BA Credit Card Funding, LLC, as Transferor ("Funding").
Background
Each capitalized term is defined in Article I of this Agreement unless otherwise specified.
FIA Card Services, National Association and Funding entered into that certain Defaulted Receivables Supplemental Servicing Agreement, dated as of September 11, 2009 (the "Original Funding Defaulted Receivables Supplemental Servicing Agreement").
When a Receivable becomes a Defaulted Receivable under the Pooling Agreement, it is transferred automatically by the MTII Trustee to Funding.  The Servicer, however, remains obligated to service the Defaulted Receivable, and the MTII Trustee remains entitled to all Recoveries on the Defaulted Receivable.
The Original Funding Defaulted Receivables Supplemental Servicing Agreement was executed to facilitate the servicing of Defaulted Receivables by the Servicer and the transfer of Recoveries to the MTII Trustee.
On the date hereof (the "Merger Date"), FIA Card Services, National Association merged with and into BANA (such combination, the "Merger") with BANA being the surviving entity of such Merger.
BANA, as successor by merger to FIA Card Services, National Association, and Funding desire to acknowledge that BANA, by operation of law, intends (i) to assume the rights and obligations of Funding under the Original Funding Defaulted Receivables Supplemental Servicing Agreement and (ii) that hereafter BANA will continue to service Defaulted Receivables and transfer Recoveries to the MTII Trustee.
Under this Agreement, each of BANA and Funding do hereby confirm that prior to the Merger Date, the Original Funding Defaulted Receivables Supplemental Servicing Agreement governed the servicing of Defaulted Receivables and the transfer of Recoveries to the MTII Trustee.
Agreement
In consideration of the mutual promises in this Agreement and for other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree that the Original Funding Defaulted Receivables Supplemental Servicing Agreement is hereby amended and restated in its entirety as follows:

Article I

 Definitions and Rules of Construction
Section 1.01.  Definitions.  The following definitions apply in this Agreement:
"Agreement" has the meaning set forth in the first paragraph of this document.
"Closing Date" means the close of business on October 1, 2014.
"Defaulted Account" has the meaning set forth in the Pooling Agreement.
"Defaulted Receivable" means a Receivable in a Defaulted Account.
"Funding" has the meaning set forth in the first paragraph of this Agreement.
"Merger" has the meaning set forth in the fourth paragraph of this Agreement.
"Merger Date" has the meaning set forth in the fourth paragraph of this Agreement.
"MTII" means BA Master Credit Card Trust II.
"MTII Trustee" means The Bank of New York Mellon, as Trustee of MTII.
"Original Funding Defaulted Receivables Supplemental Servicing Agreement" has the meaning set forth in the second paragraph of this Agreement.
"Pooling Agreement" means the Third Amended and Restated Pooling and Servicing Agreement, dated as of October 1, 2014, among the Servicer, Funding, and the MTII Trustee.
"Receivable" has the meaning set forth in the Pooling Agreement.
"Receivables Purchase Agreement" means the Amended and Restated Receivables Purchase Agreement, dated as of October 1, 2014, between Banc of America Consumer Card Services, LLC and Funding.
"Recoveries" has the meaning set forth in the Pooling Agreement.
"Servicer" has the meaning set forth in the first paragraph of this Agreement.
"Servicing Fee" has the meaning set forth in the Pooling Agreement.
Section 1.02.  Rules of Construction.  The term "include" introduces a nonexhaustive list.  The canon of ejusdem generis may be applied only in the context of this Agreement's purpose and not merely in the context of a particular phrase.  A reference to any law is to that law as amended or supplemented to the applicable time.  A reference to any agreement, document, policy, or procedure is to that agreement, document, policy, or procedure as amended or supplemented to the applicable time.  A reference to any person or entity includes that person's or entity's successors and permitted assigns.
Article II
Servicing and Transfer for Collection
Section 2.01.  Confirmation of Servicing.  The Servicer is obligated under the Pooling Agreement to service and administer each Defaulted Receivable that has been transferred automatically to Funding until all related Recoveries have been remitted to the MTII Trustee.  The Servicing Fee is an arm's-length and fair-market-value fee for all of the Servicer's obligations under the Pooling Agreement, including its obligation to service and administer each Defaulted Receivable.
Section 2.02.  Transfer for Collection.  By executing this Agreement and without any further action, immediately after a Receivable becomes a Defaulted Receivable and is transferred to Funding by the MTII Trustee under Section 4.03(d) of the Pooling Agreement, Funding transfers and assigns to the Servicer for collection all of Funding's right, title, and interest in, to, and under that Defaulted Receivable.  In addition, Funding ratifies and affirms its transfer and assignment to the Servicer for collection of all of Funding's right, title, and interest in, to, and under the Receivables that became Defaulted Receivables before the Closing Date.  The Servicer accepts, for collection, all of these Defaulted Receivables subject to the MTII Trustee's right, title, and interest in, to, and under all Recoveries allocable to the Defaulted Receivables.
Section 2.03.  Sale of Defaulted Receivables to Third-Party Purchasers.  The Servicer may recover on Defaulted Receivables by selling them to third-party purchasers.  The purchase price that is paid for any Defaulted Receivable by a third-party purchaser will be a Recovery that must be remitted to the MTII Trustee.  By executing this Agreement and without any further action, Funding releases all of its right, title, and interest in, to, and under any Defaulted Receivable that is sold to a third-party purchaser upon the full and irrevocable payment of the related purchase price.
Section 2.04.  Transfer of Recoveries.  All Recoveries – including any payment described in Section 2.03 – must be remitted as required under the Pooling Agreement.  Consistent with the Receivables Purchase Agreement and the Pooling Agreement, to the extent that the parties cannot determine whether recovered amounts relate to Receivables that had been transferred to the MTII Trustee or to other receivables, the Recoveries that must be remitted to the MTII Trustee will equal the amount reasonably estimated by the parties as having been recovered on Receivables that had been transferred to the MTII Trustee.
Section 2.05.  Representations and Warranties.  On the Closing Date, each party represents and warrants that (i) it has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its organization, (ii) it has full power and authority, and has taken all necessary action, to duly authorize, execute, and deliver this Agreement, to fulfill its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, (iii) its execution and delivery of this Agreement and its performance of the transactions contemplated by this Agreement do not violate any applicable law, conflict with any agreement that is material to it, or require any approvals that it has not already obtained, (iv) this Agreement constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the rights of creditors generally or by principles of equity, and (v) it is not insolvent and is not expected to become insolvent.
Article III

Term and Miscellaneous Provisions
Section 3.01.  Term. Unless terminated earlier with the consent of each party, this Agreement will continue in full force until the termination of the Pooling Agreement.
Section 3.02.  Amendment.  This Agreement can be modified only by a written document that is executed by all of the parties.
Section 3.03.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereto declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said state shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the Parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. c. § 2708.  Each of the Parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
Section 3.04.  Notices.  All notices and other communications under this Agreement must be in writing and must be given as described in the Pooling Agreement.

Section 3.05.  Severability.  If any part of this Agreement is held to be invalid or otherwise unenforceable, the rest of this Agreement will be considered severable and will continue in full force.
Section 3.06.  Assignment.  No party can assign any interest in this Agreement, unless (i) at least 10 days prior to the assignment, notice is given to the other party and (ii) the other party gives its prior written approval to the assignment.
Section 3.07.  Further Assurances.  Each party must take all actions that are reasonably requested by the other party to effect more fully the purposes of this Agreement.
Section 3.08.  No Waiver; Cumulative Remedies.  No failure to exercise or delay in exercising any right or remedy under this Agreement will effect a waiver of that right or remedy.  No single or partial exercise of any right or remedy under this Agreement will preclude any other or further exercise of that right or remedy or any other right or remedy.  Except as otherwise expressly provided, the rights and remedies under this Agreement are cumulative and not exhaustive.
Section 3.09.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement.
Section 3.10.  Binding Effect.  This Agreement benefits and is binding on the parties and their successors and permitted assigns.
Section 3.11.  Merger and Integration. This Agreement contains all of the terms and conditions relating to its subject matter to which the parties have agreed.  All prior understandings of any kind are superseded by this Agreement.  This Agreement is not, and does not effect, an amendment to the Pooling Agreement.
Section 3.12.  Headings.  The headings are for reference only and must not affect the interpretation of this Agreement.
Section 3.13.  Nonpetition Covenant.  Regardless of any prior termination of this Agreement, to the fullest extent permitted by law, the Servicer must not file, commence, join, or acquiesce in a petition or a proceeding, or cause Funding or MTII to file, commence, join, or acquiesce in a petition or a proceeding, that causes (i) Funding or MTII to be a debtor under any bankruptcy, insolvency, or similar law or (ii) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Funding, MTII, or any substantial part of any of their property.
Section 3.14.  Clarifying Items Original Funding Defaulted Receivables Supplemental Servicing Agreement
(a)    To the extent this Agreement requires that certain actions are to be taken as of a date prior to the date of this Agreement, the taking of such action by the applicable party under the Original Funding Defaulted Receivables Supplemental Servicing Agreement shall constitute satisfaction of such requirement and Funding confirms the actions taken by it prior to the date of this Agreement under the Original Funding Defaulted Receivables Supplemental Servicing Agreement and BANA confirms the actions taken by FIA Card Services, National Association prior to the date of this Agreement under the Original Funding Defaulted Receivables Supplemental Servicing Agreement.
(b)    Each of Funding and BANA hereby confirms (i) that prior to the Merger Date, the Original Funding Defaulted Receivables Supplemental Servicing Agreement governed the servicing of Defaulted Receivables and the transfer of Recoveries to the MTII Trustee, (ii) all actions taken by FIA Card Services, National Association and Funding in connection with the Original Funding Defaulted Receivables Supplemental Servicing Agreement, (iii) that any rights and obligations created or incurred pursuant to the Original Funding Defaulted Receivables Supplemental Servicing Agreement carry forward to the applicable party under this Agreement, and (iv) that all representations, warranties, covenants and agreements in the Original Funding Defaulted Receivables Supplemental Servicing Agreement applicable to any date prior to the Merger Date remain in full force and effect with respect to such date.
(c)    All references to the Original Funding Defaulted Receivables Supplemental Servicing Agreement in any other instruments or documents shall be deemed to constitute a reference to this Agreement on and after the date hereof.

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Executed as of this 1st day of October, 2014.

Bank of America, National Association,
as Servicer

By:    /s/ Keith W. Landis
Name: Keith W. Landis
Title: Vice President

BA Credit Card Funding, LLC,
as Transferor

By:     /s/ Keith W. Landis
Name: Keith W. Landis
Title: Vice President

[Signature Page for Amended and Restated Funding Defaulted Receivables Supplemental Servicing Agreement]